Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Christopher L. Conway
Chairman of the Board, President and Chief Executive Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
Wednesday, April 13, 2016

CLARCOR APPOINTS NELDA J. CONNORS
TO ITS BOARD OF DIRECTORS

Franklin, TN, April 13, 2016 -- CLARCOR Inc. (NYSE: CLC) announced that Nelda J. Connors, 50, was appointed to its Board of Directors on April 11, 2016.

Ms. Connors is the founder, Chairwoman and Chief Executive Officer of Pine Grove Holdings, LLC, which invests in and operates growth-oriented manufacturing companies that offer original equipment, manufactured and remanufactured products, and aftermarket services. She served as President and Chief Executive Officer of Atkore International Inc. from December 2010 until June 2011, having served as President of this organization from 2008 through 2010 when it was the Electrical and Metal Products division of Tyco International. Prior to joining Tyco, Ms. Connors served as Vice President at Eaton Corporation from 2002 to 2008, where she held various positions in operations, continuous improvement, and general management. Before joining Eaton, Ms. Connors was employed in a number of executive and management capacities in the automotive industry, including at Chrysler, Ford and Toyota. Over her twenty-five year career, Ms. Connors has worked and managed operations in the U.S., Europe, and Asia.

Ms. Connors is a Class B director of the Federal Reserve Bank of Chicago, and a director of Boston Scientific, Inc., Vesuvius plc and Echo Global Logistics, Inc. Ms. Connors holds B.S. and M.S. degrees in mechanical engineering from the University of Dayton.

Christopher L. Conway, CLARCOR’s Chairman, President and Chief Executive Officer commented, “Nelda brings a wealth of operational and global expertise to our boardroom, having served in operational leadership roles around the world for some of the world’s most admired companies. This will serve us well as we continue our focus on lean initiatives, process improvement and system implementations throughout the company, both domestically and abroad. I am confident Nelda will bring fresh perspectives and energy to our Board and serve our shareholders well, and the fact that we were able to recruit a person of her experience to join us is a testament both to CLARCOR and the foresight of our Board in carrying out its succession planning mission.”

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.

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